Exhibit 6.8

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 31, 2021, is entered into between Barlock 2019 Fund, LP, a Delaware limited partnership (“Seller”) and Bristol Investment Fund, Ltd., a Cayman Islands company, Vendome Trust, a trust created under an Agreement dated August 8, 2002, and Scott LaPorta, an individual (each a “Buyer” and collectively, the “Buyers”).

RECITALS

A             WHEREAS, Seller owns 3,307,217.64 Common Units of Bristol Luxury Group LLC, a Delaware limited liability company (the “Company”), which represents 15.66% of the outstanding membership interests of the Company; and

B              WHEREAS, Seller wishes to sell to the Buyers, and each Buyer wishes to purchase from Seller their agreed upon portion of, 1,653,608.82 Common Units of the Company (the “Membership Interests”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to the Buyers, and each Buyer shall purchase from Seller their agreed upon portion of, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02     Purchase Price. The aggregate purchase price for the Membership Interests shall be $1,653,608.82, minus the amount of Legal Fees owed by the Seller pursuant to Section 7.01 (the “Purchase Price”). The Buyers shall pay the Purchase Price to Seller at the Closing (as defined herein) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.02 of the Disclosure Schedules.

Section 1.03     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”), by the release of the signature pages to this Agreement and the closing documents listed in ARTICLE IV via electronic mail (email), or by such other method mutually agreed upon in writing by the Buyers and Seller. The consummation of the transactions contemplated by this Agreement and the transfer of the Membership Interests shall be deemed to have occurred at 12:01 a.m. on January 1, 2021 (the “Effective Date”).

Section 1.04     Transfer Taxes. Seller shall pay, and shall reimburse the Buyers for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

Section 1.05     Withholding Taxes. The Buyers and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that the Buyers and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Buyers that the statements contained in this ARTICLE II are true and correct as of the date hereof. For purposes of this ARTICLE II, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 2.01     Organization and Authority of Seller; Enforceability. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the Buyers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 2.02     No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of limited partnership, limited partnership agreement or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, including without limitation that certain order, dated May 13, 2020 (the “Order”), of the United States Bankruptcy Court for the District of Delaware (the “Court”) or the Plan of Reorganization for SGR Winddown, Inc. and Affiliated Debtors, dated February 24, 2020 (the “Plan”), as confirmed by the Order; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party; (d) result in any violation, conflict with or constitute a default under the Company’s organizational documents or the Amended and Restated Limited Liability Agreement of the Company, dated February 13, 2020 (as amended, the “LLC Agreement”); or (e) result in the creation or imposition of any Encumbrance on the Membership Interests. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including without limitation pursuant to the Plan, or from the Court or any other governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except as required by Article X and Article XIII of the LLC Agreement.

Section 2.03     Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Membership Interests; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.04     Ownership of Membership Interests.

(a)       Seller is the sole legal, beneficial, record and equitable owner of the Membership Interests, free and clear of all Encumbrances whatsoever other than the LLC Agreement.

(b)       The Membership Interests were issued in compliance with applicable laws. The Membership Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)       Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 2.05     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.06     Non-Foreign Status. Seller is not a foreign person as such term is used in Section 1446(f) of the Internal Revenue Code of 1986, as amended (“Code”) or Treasury Regulation Section 1.1445-2.

Section 2.07     Sophistication. Seller (a) is a sophisticated party familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Membership Interest, and (c) has independently and without reliance upon the Buyers, and based on such information and the advice of such advisors as Seller has deemed appropriate, made Seller’s own analysis and decision to enter into this Agreement. Seller acknowledges that none of the Buyers or their respective affiliates is acting as a fiduciary or financial or investment adviser to Seller, and none of the foregoing have given Seller any investment advice, opinion or other information on whether the sale of the Membership Interest is prudent. Seller acknowledges that (i) each Buyer currently may have, and later may come into possession of, information with respect to the Company that is not known to Seller and that may be material to a decision to sell the Membership Interest (“Seller Excluded Information”), (ii) Seller has determined to sell the Membership Interest notwithstanding Seller’s lack of knowledge of the Seller Excluded Information, and (iii) each Buyer shall not have any liability to Seller, and Seller waives and releases any claims that Seller might have against each Buyer whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Membership Interest and the transactions contemplated by this Agreement. Seller understands that the Buyers will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance.

Section 2.08     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE II, neither Seller nor any stockholder, director, member, manager, officer, employee, representative or agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Buyers’ knowledge,” “knowledge of the Buyers” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of each Buyer, after due enquiry.

Section 3.01     Organization and Authority of the Buyers; Enforceability. Each applicable Buyer is a company duly organized, validly existing and in good standing under the laws of the such Buyers formation or organization. Each Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by each Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of each Buyer enforceable against such Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 3.02     No Conflicts; Consents. The execution, delivery and performance by each Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the memorandum of association, articles of association, trust agreement or other organizational documents of such Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Buyer. No consent, approval, waiver or authorization is required to be obtained by the Buyers from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Buyers of this Agreement and the consummation of the transactions contemplated hereby, except as required by Article X and Article XIII of the LLC Agreement.

Section 3.03     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyers.

Section 3.04     Legal Proceedings. There is no Action pending or, to the Buyers’ knowledge, threatened against or by any Buyer or any affiliate of a Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE IV

CLOSING DELIVERIES

Section 4.01     Seller’s Deliveries. At the Closing, Seller shall deliver to the Buyers the following:

(a)       The assignment and assumption agreement, in the form attached hereto as Exhibit A (the “Assignment and Assumption”), executed by Seller.

(b)       A certificate meeting the requirements of IRS Notice 2018-29 and Treasury Regulations Section 1.1445-2(b) (modified to take into account Section 1446(f) of the Code) that Seller is not a foreign person within the meaning of Section 1446(f) or Section 1445 of the Code.

Section 4.02     Buyers’ Deliveries. At the Closing, the Buyers shall deliver the following to Seller:

(a)       The Purchase Price.

(b)       The Assignment and Assumption, executed by the Buyers.

ARTICLE V

TAX MATTERS

Section 5.01     Allocation of Company Income and Loss. The Buyers and Seller shall request that the Company allocate all items of Company income, gain, loss, deduction or credit attributable to the Membership Interests for the taxable year of the Closing based on a closing of the Company’s books as of the Closing Date.

Section 5.02     [Section 754 Election. The Buyers and Seller shall request that the Company make an election under Section 754 of the Code.]

ARTICLE VI

INDEMNIFICATION

Section 6.01     Survival of Representations and Covenants. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02     Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall defend, indemnify and hold harmless the Buyers, their respective affiliates and their respective members, managers, officers and employees from and against:

(a)       all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (a “Loss”), arising from or relating to any material inaccuracy in or material breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(b)       any Loss arising from or relating to material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c)       the amount of any imputed underpayment (as described in Section 6225 of the Code) imposed on the Company and allocable to the Seller or attributable to the Membership Interests during taxable years, or portions thereof, when the Seller owned the Membership Interests (the “Seller Ownership Period”), or any other income tax assessment imposed on the Company under any similar provision of state or local law and allocable to the Seller or attributable to the Membership Interests during the Seller Ownership Period.

Section 6.03     Indemnification By the Buyers. Subject to the other terms and conditions of this ARTICLE VI, the Buyers shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a)       any material inaccuracy in or material breach of any of the representations or warranties of the Buyers contained in this Agreement or any document to be delivered hereunder; or

(b)       any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyers pursuant to this Agreement or any document to be delivered hereunder.

Section 6.04     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within ten (10) business days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 2%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 6.05     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.06     Effect of Investigation. Any party’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of the other party contained herein will not be affected by any investigation conducted by such party with respect to, or any knowledge acquired by such party at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07     Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 6.08     Specific Disclaimers. Seller specifically disclaims as of the Closing any claim for fraud, breach of loyalty or fiduciary duty against the Company or any of the other members of the Company arising out of its being a member of the Company. Seller further specifically disclaims as of the Closing any claim for any interest in the profits, losses, cash, distributions or other assets of the Company, or from the future value of the Company arising out of the Membership Interests. [Except as expressly set forth herein, the Company and [the Buyers] specifically disclaim as of the Closing any claim for fraud, breach of loyalty or fiduciary duty against Seller arising out of its being a member of the Company. The Company and [the Buyers] further specifically disclaim any claim to recover from Seller any interest in the profits, losses, cash, distributions or other assets paid from the Company, or from the past value of the Company arising out of the Membership Interests, except as expressly set forth herein.] Seller acknowledges that each Buyer may resell their agreed upon portion of the Membership Interest for a profit, and Seller shall have no interest whatsoever therein nor any claim relating thereto. Seller has performed its own valuation, without reliance on the Buyers and assumes all risk of any error in judgment or computation relating to that valuation. Each Buyer has performed its own valuation, without reliance on Seller and assumes all risk of any error in judgment or computation relating to that valuation. Seller has requested all information deemed material with respect to the valuation of the Membership Interests and its decision to enter into this Agreement and all information requested by Seller with respect to such valuation and decision has been provided by the Company. Notwithstanding anything set forth herein to the contrary, nothing in this Section shall release, acquit, or discharge any claims that the Seller or the Buyers may have arising under this Agreement or the other documents and agreements executed and delivered pursuant to this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01     Expenses. Except as otherwise provided in Section 1.04 and this Section 7.01, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Notwithstanding the foregoing sentence, legal fees and legal expenses incurred in connection with this Agreement and the transactions contemplated hereby (the “Legal Fees”) shall be paid by the Buyers and Seller equally, and such amount of Legal Fees owed by the Seller shall be deducted from the Purchase Price as set forth in Section 1.02.

Section 7.02     Waiver of Certain Provisions of the LLC Agreement. Seller and each Buyer, being members of the Company, consent to the transactions set forth in this Agreement and waive the provisions of Article XIII of the LLC Agreement in connection with this Agreement.

Section 7.03     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.04     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.04):

If to Seller:	Barlock 2019 Fund, LP [XXXXXX] Email: [XXXXXX] Attention: Scott Kaufman, Managing Member

If to Buyers:	Bristol Investment Fund, Ltd. C/O Bristol Capital Advisors, LLC [XXXXXX] Email: [XXXXXX] Attention: Paul Kessler, Manager Amy Wang, General Counsel & Chief Operations Officer

with a copy to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Email: afriedman@olshanlaw.com Attention: Adam H. Friedman

Section 7.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.06     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.07     Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.08     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.09     No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10     Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.11     Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.12     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.13     Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the state courts of in each case located in the Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.14     Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.15     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 7.16     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.17     Public Disclosure. Each of the parties hereto agree that no press release, public announcement or disclosure of any kind by either of the parties or their respective affiliates regarding the subject matter of this Agreement or the transactions contemplated hereby will be made without advance approval thereof by each of Seller and the Buyers, except as may be required to comply with any law, order, decree or governmental, regulatory or stock exchange requirement or request. Prior to any such press release, public announcement or disclosure, and as permitted by law and as promptly as is reasonably practicable, such party will consult with the other party hereto concerning the information it proposes to release, announce or otherwise disclose, provided that Seller will not have to consult with the Buyers regarding any disclosure that it or its affiliates make as requested by any regulator with jurisdiction over Seller or its affiliates.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRISTOL INVESTMENT FUND, LTD.

By	/s/ Paul Kessler
Name:	Paul Kessler
Title:	Director

VENDOME TRUST

By	/s/ Diana Derycz-Kessler
Name:	Diana Derycz-Kessler
Title:	Trustee

/s/ Scott LaPorta
Scott LaPorta

BARLOCK 2019 FUND, LP

By	/s/ Scott Kaufman
Name:	Scott Kaufman
Title:	Managing Member

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Agreement”) is made and executed by and among Barlock 2019 Fund, LP (“Assignor”) and Bristol Investment Fund, Ltd., Vendome Trust, and Scott LaPorta (each an “Assignee” and collectively, the “Assignees”) dated as of July 31, 2021.

WHEREAS, Assignor and the Assignees are members of Bristol Luxury Group LLC, a Delaware limited liability company (the “Company”), and together own 100% of the issued and outstanding membership interests in the Company; and

WHEREAS, Assignor desires to sell to the Assignees and each Assignee desires to purchase from Assignor its agreed upon portion of, 1,653,608.82 Common Units of the Company (herein the “Assigned Membership Interest”), pursuant to the terms and conditions set forth in that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and between Assignor and Assignee (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings set forth in the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing recitations and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and the Assignees hereby agree as follows:

1.      Assignment. Pursuant to the Purchase Agreement, Assignor hereby assigns, transfers and sets over to Assignees the Assigned Membership Interest, effective as of January 1, 2021, as set forth on Schedule A hereto. It is the intent of the parties that such assignment transfers to Assignees the Assigned Membership Interests in the Company owned or held by Assignor, including all rights to distributions and allocations of profits and losses from as of January 1, 2021.

2.      Acceptance. Each Assignee hereby accepts the assignment of the Assigned Membership Interest as set forth on Schedule A hereto and agrees to succeed to the Membership Interest of Assignor as a member of the Company.

3.      Operating Agreement. Each Assignee hereby accepts the terms and provisions of the LLC Agreement and agrees to be bound thereby.

4.      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5.      Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the state courts in each case located in Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

6.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of Assignor and the Assignees and their respective successors and permitted assigns.

7.      Inconsistencies with the Purchase Agreement. Notwithstanding anything to the contrary contained herein, the terms of this Agreement are subject to the terms, provisions, conditions and limitations set forth in the Purchase Agreement, and this Agreement is not intended to alter, modify or change the obligations of the parties to the Purchase Agreement. In the event of any inconsistencies between the terms of this Agreement and the terms of the Purchase Agreement, the parties hereto agree that the terms of the Purchase Agreement shall control.

8.      Remedies. The parties’ respective remedies with respect to any claim arising from a breach of this Agreement shall be as set forth in the Purchase Agreement.

9.      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by written instrument signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and the Assignees have executed this Agreement as of the day and year first above written.

ASSIGNOR:

BARLOCK 2019 FUND, LP

By:	/s/ Scott Kaufman
Name:	[Scott Kaufman]
Title:	[Managing Member]

ASSIGNEES:

BRISTOL INVESTMENT FUND, LTD.

By:	/s/ Paul Kessler
Name:	Paul Kessler
Title:	Director

VENDOME TRUST

By:	/s/ Diana Derycz-Kessler
Name:	Diana Derycz-Kessler
Title:	Trustee

/s/ Scott LaPorta
Scott LaPorta

Schedule A

Assignee	Common Units Assigned
Bristol Investment Fund, Ltd.	808,808.82
Vendome Trust	808,808.82
Scott LaPorta	35,991.18
TOTAL	1,653,608.82